Exhibit 16.1
L2 Medical Development Company
File No. 000-54092
Form 8-K
July 26, 2013

Letterhead of S. W. Hatfield, CPA

July 26, 2013

U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-2001

Gentlemen:

On July 26, 2013, this Firm received a draft copy of a Current Report on Form 8-K to be filed by L2 Medical Development Company (SEC File # 000-54092, CIK: 1495899) (Company) reporting an Item 4.01 - Changes in Registrant’s Certifying Public Accountant.

We have no disagreements with the statements made in the draft Form 8-K,  Item 4.01 disclosures which we read.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA
Dallas, Texas